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                                                                 EXHIBIT 10.8

                        FACILITIES MANAGEMENT AGREEMENT



         THIS FACILITIES MANAGEMENT AGREEMENT ("Agreement") is made and entered into as of January 1, 1996 (the "Effective Date"), by and between Pegasus Systems Inc. ("Pegasus"), a Delaware corporation, and Anasazi Inc. ("Anasazi"), a Delaware corporation. For purposes of this Agreement, Pegasus shall include its subsidiaries, The Hotel Industry Switch Company, The Hotel Clearing Corporation, and TravelWeb Inc.

WHEREAS, Pegasus owns an automated reservation inquiry switching network which includes bulk data transfer capabilities and internet connectivity, which enables travel agents and other users to book, modify and cancel reservations at participating hotels through airline and other reservation systems, and also owns a commission consolidation system (these systems are collectively known as the "Switch");

WHEREAS, Anasazi currently houses the Switch at its principal place of business in Phoenix, Arizona, and has heretofore managed and operated the Switch pursuant to those certain Switch Management and Operation Agreements, dated January 4, 1991 and April 1, 1994 between THISCO and Anasazi, and that certain Network Operation, Customer Support and System Administration Proposal dated October 3, 1991 between HCC and Anasazi (the "Original Agreements");

WHEREAS, the parties have determined to terminate the Original Agreements and enter into a new facilities management agreement; and

WHEREAS, Pegasus and Anasazi have determined that it would be mutually beneficial for Anasazi to continue to manage and operate the Switch under the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         For purposes of this Agreement, except as provided otherwise herein, the capitalized terms used herein shall have the following meanings:

         "Affiliate" shall mean, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

         "Anasazi Commercial Software" shall mean the Anasazi Commercial Software described on Exhibit A.

         "Automated Lodging Reservation Inquiry Switching Network" shall mean a centralized system of hardware and software which provides data communication linkages between certain





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reservation distribution systems and computerized reservation systems operated by lodging, cruise, tour, bus or restaurant entities who subscribe to one or more such distribution systems and which system allows travel agents or other persons or entities transmitting reservation-related data who subscribe to the distribution systems to query and/or make, modify and cancel lodging, cruise, tour, bus or restaurant reservations and receive confirmations of such transactions.

         "Bulk Data Transfer" (also, "BDT") shall mean the set of hardware and software components implemented by Pegasus which enables file transfers between HRSs and the Switch as well as file transfers between GDSs and the Switch.

         "Central Reservation System" shall mean a centralized or decentralized system of hardware and software which provides data communication linkages between databases of entities and a central database and which effects reservations and other reservations-related transactions on a centralized basis.

         "Central Reservation System Services" shall mean reservation and reservation-related services provided to entities using a Central Reservation System.

         "Charges" shall mean the fees, expenses and costs for which Pegasus is billed pursuant to Article VI of this Agreement

         "Emergency" shall mean a problem resulting in either a total loss of access to or operation of the Switch or a loss of a critical function with respect to the Switch or the Participant's interface including but not limited to loss of Type A, Type B, Phase I Logging, or significant performance degradation.

         "Equipment" shall mean the Hardware, the Network Components and the Support Equipment.

         "Event of Default" shall mean an event specified in Section 10.1 hereof.

         "Hardware" shall mean collectively the Hardware listed on Exhibits and all other computer hardware owned, leased or licensed by Pegasus and housed by, and with the approval of Anasazi, at the Switch Facility from time to time, together with any and all modifications, improvements, or enhancements thereof, additions thereto, and/or replacements therefor.

         "HCC" shall mean the hardware and software components implemented by Pegasus which enable the transfer of travel agent commission information between HRSs and financial institutions.

         "HRS" shall mean an automated reservations system operated primarily for the benefit of one or more companies.

         "Intellectual Property", or "Intellectual Property Rights", shall mean all trade secrets, copyrights, inventions (whether or not patentable), patents, trademarks, trade names and any other proprietary information and knowledge relating to, associated with, or used in connection with, the development, use and maintenance of the Switch and for the performance of the functions the Switch was designed to perform, including, but not limited to, any and all modifications thereto or enhancements thereof and all rights concerning source codes, object codes, execution programs and other information relating to the Switch whether now owned or hereafter acquired; provided, however, that with respect to the Anasazi Commercial Software, "Intellectual Property" and "Intellectual Property Rights" shall refer only to such of the foregoing information and rights as are expressly conveyed to Pegasus under license.

         "Losses" shall mean all losses, liabilities, damages, actions, claims, costs and expenses





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(including, without limitation, reasonable attorneys' fees and disbursements)
and costs of investigation, litigation, settlement, judgments, interest and penalties.

         "Monthly Fee" shall mean the Monthly Facilities Management Base Fee described in Article VI and Schedule VI.

         "Network Components" shall mean, collectively, the Network Components listed on Exhibit A and all other similar equipment and materials owned, leased or licensed by Pegasus and housed by, and with the approval of Anasazi, at the Switch Facility from time to time, together with any and all modifications, improvements or enhancements thereof, additions thereto, and/or replacements therefor.

         "Operations Manual" shall mean that certain UltraSwitch Operations Manual (Revision 3.0) dated March 3, 1996, as amended from time to time jointly by Pegasus and Anasazi.

         "Participant" shall mean an entity whose automated reservation system is connected to the Switch for the purpose of originating, communicating, or responding to requests for bookings or other transaction supporting those functions.

         "Participant Connection" shall mean any Participant's use of a Type A, Type B or HCC interface to the Switch. Each communication line requiring a unique data service unit (DSU), whether stand-alone or rack mounted, shall constitute one (1) connection regardless of whether the communication line is split by a multiplexor or similar device.

         "Person" shall mean a corporation, association, partnership, joint venture, organization, business, trust or any other entity or organization of any kind or character, including a government or any subdivision or agency thereof.

         "Phase I" shall mean "UltraConnect" which is the functionality of the Switch relating to the booking, modifying and canceling of reservations.

         "Phase II" shall mean "UltraSelect" which is the functionality of the Switch relating to property and room type availability, rate information, property descriptions and property policies and amenities.

         "Services" shall mean one or more services described in, or provided by Anasazi pursuant to, this Agreement

         "Software" shall mean collectively the software listed on Exhibit A and all other computer software owned, leased or licensed by Pegasus and, with the approval of Anasazi, used in connection with the operation of the Switch from time to time, together with any and all modifications, updates, improvements or enhancements thereof, additions thereto, and/or replacements therefor, and including all associated Intellectual Property Rights and all manuals, selling materials or other documentation prepared by the licenser or developer of such software describing the software and its performance characteristics and capabilities.

         "Support Equipment" shall mean collectively the Support Equipment listed on Exhibit A and all other similar equipment, including testing and diagnostic equipment owned, leased or licensed by Pegasus and housed by, and with the approval of Anasazi, at the Switch Facility from time to time, together with any and all modifications, improvements or enhancements thereof, additions thereto, and/or replacements therefor.

         "TravelWeb" is the service mark and trade name of Pegasus for its Internet site and includes the set of hardware and software components implemented by Pegasus which enables users of the





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Internet to search for hotel properties, check property availability, book and cancel hotel reservations, and obtain access to other travel-related services.

         "UltraSwitch" shall mean the automated reservation inquiry switching network owned by Pegasus and used by Pegasus to provide services to Participants consisting of the Hardware, the Network Components, the Support Equipment and the Software, together with all related documentation, procedures and associated Intellectual Property Rights. "UltraSwitch" shall include Phase I, Phase II and Bulk Data Transfer functionalities.

         "Switch Facility" shall mean the location housing the Switch, currently being Anasazi's principal place of business at 7500 North Dreamy Draw Drive, Suite 120, Phoenix, Arizona 85020, or any substitute location provided by Anasazi pursuant to this Agreement. Anasazi may move the physical location of the Switch Facility to a comparable facility within North America at its sole expense; provided that the new facility provides functionality and performance comparable to the then existing facility.

         "Switch Production Environment" shall mean the Equipment and Software which is used to provide access to the Switch by Participants for the sending and receiving of production (non-test) transactions.

         "Switch Test Environment" shall mean the Equipment and Software which is used to facilitate Pegasus' development and testing of the Switch.

         "UltraSwitch Software" shall mean the UltraSwitch Software described on Exhibit A.


                                   ARTICLE II

                                      TERM

         2.1 Initial Term. Subject to Article XI, the term of this Agreement will begin on the date hereof and shall extend for five (5) twelve month periods (each, a "Service Year") (the "Initial Term"), unless earlier terminated or extended in accordance with this Agreement

         2.2 Renewal. Subject to Article XI, after the Initial Term, this Agreement shall automatically be renewed for consecutive periods of one (1) Service Year (each, a "Renewal Term") unless either party gives the other party written notice at least six (6) months prior to the termination date of the Initial Term or then current Renewal Term that the Agreement will not be renewed. Anasazi agrees to provide written notice of this provision to Pegasus at least nine (9) months prior to the expiration date of the Initial Term or then current Renewal Term; at Pegasus' option, any delay in such notice by Anasazi will extend the aforementioned six (6) month period to the extent of the delay.


                                  ARTICLE III

                                ANASAZI SERVICES

         3.1 Computer and Network Operations. Anasazi will provide Services with respect to the computer and network operations of the Switch as follows:

         (a) Operate the Switch using all due diligence and in a commercially reasonable manner in accordance with the Operations Manual, 24 hours per day, 7 days per week, including all holidays;





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         (b)     Operate the Switch Test Environment from 8am through 5pm
         (local Dallas, Texas time) Monday through Friday exclusive of Anasazi holidays, and such additional times as are required to support development and testing to resolve Emergency problems. Anasazi will give its "best efforts" to operate the Switch Test Environment at other times as requested by Pegasus;

         (c) Provide facilities and utilities required to house and operate the Switch;

         (d) Provide uninterruptable power supply and emergency electrical generating equipment sufficient to provide continuous power to the Switch such that the Switch can be operated at full capacity for an indefinite period of time during power failures;

         (e) Have the right of reasonable approval of all Equipment provided by Pegasus, such approval to be based upon the space requirement, electrical power and cooling requirement, aesthetics, and operability of the Equipment proposed;

         (f) Act on Pegasus' behalf to initiate, and track to resolution, requests for repairs to Equipment and Software housed by Anasazi from Pegasus' vendors of maintenance contracts and other repair arrangements. (Anasazi will not be liable for "no trouble found" or other charges incurred by Pegasus as a result of Anasazi having initiated a service call so long as Anasazi used commercially reasonable procedures in determining that such a service call was appropriate.);

         (g) Purchase, on behalf of Pegasus as provided herein, certain Hardware and Software Components as requested and directed by Pegasus. Whenever appropriate, Anasazi shall purchase all such items in Pegasus' name and shall have the purchase order issued directly to Pegasus, to the attention of its chief financial officer. Any purchases made in Anasazi's name (e.g. to take advantage of an Anasazi discount) will be billed back to Pegasus at total cost plus a Fifteen
         (15) percent processing fee;

         (h) Maintain, pursuant to Section 3.5(a), a log of the events associated with the unavailability of the Switch to one or more of its respective Participants and provide Pegasus with copies of the log each month;

         (i) Provide Pegasus with reasonable access to the Switch and the Switch Facility housing the Switch Production Environment and the Switch Test Environment. In the event of an audit, Pegasus must provide a minimum of forty-eight hours notice to Anasazi prior to commencing the audit;

         (j) Provide the same level of security as commercially reasonable, for the Switch Test Environment and Switch Production Environment as Anasazi provides for its own equipment and operations;

         (k) Maintain the Switch and the Switch Facility in a commercially reasonable and professional manner and at least at the same level of efficiency as it maintains its own system operations;

         (l) Configure modems and DSUs as per Pegasus' directions and specifications for Participant connections to the Switch;

         (m) Anasazi will commit the following levels of resources to fulfilling the obligations set forth in this Agreement:





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
                 Job  Type                                      Allocation
                 ---------                                      ----------
                 Account Manager                                     20%
                 Network Operator Manager                            25%
                 Network Operator Supervisor                         75%
                 Network Operator Lead                              100%
                 Network Operator Lead                              100%
                 Network Operator Lead                              100%
                 Network Operator Jr.                               100%
                 Network Operator Jr.                               100%

         3.2 Technical Support Services. Anasazi will provide Pegasus with technical support services in accordance with the following:

         (a) Anasazi will make available to Pegasus technical resources to assist Pegasus in the analysis and resolution of i) system and software-related problems, ii) database-related problems, iii) telecommunication problems, and iv) telecommunication configurations.

         (b) Technical resources will be available 24 hours per day, 7 days per week, 365 days per year to assist Pegasus in dealing with Emergency problems. Anasazi shall begin execution of Pegasus' request for Emergency services no later than four hours following the request.

         (c) Schedulable technical resources requested by Pegasus will be billed on a time and materials basis at Anasazi's then prevailing rates.

         (d) Emergency technical resources requested by Pegasus will be billed at twice the then current hourly rate.

         (e) Anasazi will make its best effort to fulfill Pegasus' requests for technical support in a timely manner.

         3.3 Software and Hardware Maintenance. Anasazi shall provide certain Software and Hardware maintenance services as follows:

         (a) Anasazi will perform routine and corrective maintenance to support and maintain the Anasazi Commercial Software as is reasonable and necessary for the operation of the Switch. This maintenance will be limited to correcting bugs within the Anasazi-written software. Protocol and gateway problems traced to Participants or to Pegasus-modified code, are covered under Section 3.2 (technical support services). In the event new releases of the Anasazi Commercial software are developed by Anasazi, such new releases will be made available to Pegasus as follows: in the event the new release has been developed through the mutual efforts of Pegasus or such development has been paid for, in whole or in part, by Pegasus, such new release shall be made available to Pegasus at no charge or in exchange for Pegasus' portion of the development costs, whichever is applicable. In the event Pegasus personnel have not been involved in the development of such new release nor has Pegasus paid for all or part of the development of such new release, then if the release is made generally available to Anasazi's customers, the new release shall be made available to Pegasus for a fee comparable to the fee generally charged to Anasazi's other customers. Anasazi will consider changes to the Anasazi Commercial Software as recommended or requested by Pegasus for the purposes of enhancing performance and expanding the functionality of the Anasazi Commercial Software.

         (b) Anasazi will administer third party maintenance contracts pursuant to Section 3.1(f).

         (c) Anasazi's technical support staff will use both the Switch Test Environment and certain





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         equipment provided by Anasazi for its computing needs pursuant to this
         Agreement only. Pegasus-provided telecommunications facilities will be used as required by this Agreement. The Switch Test Environment and communication equipment will be used solely to perform this Agreement and primarily for any development and testing of the Switch.

         3.4 Physical Space and Utilities. Anasazi shall, at no additional cost to Pegasus, provide space and utilities at the Switch Facility for the Switch and its operations, including any expansions thereof or additions thereto mutually agreed upon by Pegasus and Anasazi, as follows:

         (a) Switch. Anasazi shall provide adequate space for the Switch. The space allocated to each component of the Switch shall meet or exceed those environmental requirements of the manufacturer of such component.

         (b) Supplies. Anasazi shall provide paper, printer ribbons and toner required for the provision of Services, and shall provide adequate storage space for all necessary Switch-related supplies, including, but not limited to, magnetic tapes, stock paper, custom forms and other computer and network supplies. Pegasus shall provide all magnetic media pursuant to Section 4.1(g).

         (c) Pegasus Personnel. Anasazi shall provide a furnished office equipped with a telephone and network connection for use by Pegasus personnel during visits to the Switch Facility.

         (d) Training and Meeting Space. Upon reasonable notice, Anasazi shall provide appropriately equipped facilities for all required training and meeting activities.

         (e) Utilities. Anasazi shall at all times provide or cause to be provided at the Switch Facility all of the utilities, including, but not limited to, electricity, gas, water and voice telephone service, necessary for the operation and performance of the Switch as contemplated in this Agreement.

         (f) Storage and Pick-Up. Anasazi shall provide, or cause to be provided, storage, pick-up and delivery services for off-site storage of magnetic and paper media on at least a weekly basis.

         3.5 Monthly Status Report. Anasazi shall provide Pegasus with a monthly status report containing the following information: (a) a log of each occurrence of a System outage occurring during the month, and the number of minutes duration of each and the number of minutes each communications line and Participant was reported as down, and the diagnosed cause of the problem (the event list); (b) an analysis of communication line failures occurring during the month; (c) a log of all Hardware and Equipment maintenance and repair services performed during the month, which log shall include a description of all Equipment maintenance work performed, including the date, time, and duration of the maintenance work performed and a description of the cause for the work, either by describing the defect, real function or non-conforming performance giving rise to the maintenance work or by describing such work as regular, routine maintenance; (d) a list of items which in Anasazi's opinion requires the attention of Pegasus management, if any; (e) the UltraSwitch availability report for such month and, if the average UltraSwitch downtime for such month exceeds 0.25%, an analysis of the cause(s) and an action plan for addressing the cause(s) of such UltraSwitch downtime; (f) a report detailing hours billed to Pegasus for technical support services as provided in accordance with Section 3.2; (g) a report of dial back-up test results including all successes and failures; (h) a report of router fallback test results including all successes and failures; and (i) a report of BDT transfer successes and failures.

         3.6 Electronic Communications. Anasazi shall maintain the Switch, facilities permitting Pegasus to access the Switch directly from Pegasus' home office and to communicate





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with Anasazi via electronic mall, all at Pegasus' expense.

         3.7 Marketing Materials. Anasazi shall promptly review and advise Pegasus with respect to the accuracy of all marketing materials prepared by or for Pegasus insofar as they describe the technical capabilities of the Switch and the services it provides.

         3.8 Switch Test Environment Utilization. Anasazi shall, upon request, permit qualified employees, agents and representatives of Pegasus, the Participants and Anasazi to utilize the Switch Test Environment for maintenance, development, testing and other Switch related purposes. The use of the Switch Test Environment as a back-up to the Switch Production Environment has priority over all other uses of the Switch Test Environment and such usage shall be at the sole discretion of Anasazi.

         3.9 Security Features and Fire Prevention. Anasazi will provide the same level of security, fire prevention and fire protection for all other Pegasus equipment and supplies as it provides for its own equivalent materials, but in any event it shall not be less than exists at the execution of this Agreement.

         3.10 Participation in Dispute Resolution. As part of its duties hereunder, the Anasazi account manager assigned to Pegasus will, upon request, provide assistance to Pegasus in connection with resolution of disputes between Pegasus and the Participants as to the nature or quality of Switch services and/or the costs thereof. Assistance sought by Pegasus from Anasazi's technical support staff will be subject to the provisions of Section 3.2.

         3.11 Operating Procedures. The Operations Manual establishes operating procedures for various activities, including, without limitation, routine maintenance of equipment, conversion to certain communications equipment, periodic testing of equipment, back-up routines, disaster recovery and escalation procedures for seeking appropriate assistance of Anasazi or Pegasus management and/or the vendor which has been contracted to provide equipment maintenance services in the event of system outages which cannot be quickly resolved, response to equipment and software failures, record keeping, preserving confidentiality for Participant information received through the Switch, computer operations, network management and liaison with communications vendors. In order to insure that these and the other mandated operating procedures are observed and properly implemented, Anasazi shall, among other things: (a) provide its employees with appropriate training, (b) provide its employees with working copies of such portions of the Operations Manual as are relevant to their respective responsibilities, (c) ensure that all Anasazi employees working on the Switch or given access to Confidential Information are subject to confidentiality agreements with Anasazi covering the Confidential Information, (d) enforce compliance with procedures specified in the Operations Manual and (e) create and appropriately distribute revisions of portions of the Operations Manual describing any agreed modified operating procedures.

         3.12 Costs and Expenses.

         (a) Except as expressly hereinafter provided, Anasazi shall bear all of the costs and expenses arising from the performance of Anasazi's obligations under this Agreement, including but not limited to: (i) all costs associated with renting (or otherwise acquiring), finishing out, furnishing and providing security for the Switch Facility; (ii) all utility costs, including, without limitation, the costs of electricity, gas, water and voice telephone service; (iii) all employee related costs and expenses for Anasazi's employees, including salary expenses, overtime, bonuses, benefits, taxes, other compensation and the costs of training; and (iv) the maintenance costs specified in Section 3.3(a). Notwithstanding the foregoing, and without limiting Pegasus' other obligations or responsibilities under this Agreement, Pegasus shall bear: (i) the cost of installing at the Switch Facility any additional or replacement Switch-related equipment purchased by it or on its behalf with its approval; (ii) all costs associated





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         with the data communication lines used to operate the Switch, including installation costs and usage charges; (iii) the cost of magnetic media used in connection with the operation of the Switch as specified in Section 4.1(g); and (iv) the costs arising from Pegasus obligations described in Section 3.1(g).

         (b) With respect to any other costs for which neither Anasazi nor Pegasus is expressly obligated in the Agreement to cover or incur, the parties will promptly use best efforts to reach mutual agreement within thirty (30) days of such notice of such cost on the manner in which such cost will be allocated. Until resolution is reached, the parties will each bear 50% of such costs as they become due.

                                   ARTICLE IV

                      CUSTOMER AND JOINT RESPONSIBILITIES

         4.1 Pegasus Responsibilities. Pegasus will be solely responsible for performing and incurring all costs for the following obligations as a condition of Anasazi's Services under this Agreement:

         (a) Provide Equipment and Software required for the Switch, including all manuals and documentation provided by the manufacturers and distributors of such Equipment and software which art required for their efficient operation;

         (b) Provide Test Equipment for use in diagnosing telecommunications facilities used in the Switch Production Environment and Switch Test Environment;

         (c) Update Operations Manual as the Switch is enhanced and modified over time and as equipment and telecommunications facilities are upgraded and modified over time;

         (d) Provide and pay for all costs and expenses rising from maintenance contracts or other repair arrangements for all Equipment housed at the Switch Facility and provide notice of authorization to third party vendors enabling Anasazi to act on Pegasus' behalf to facilitate maintenance services;

         (e) Assume full responsibility for Participant maintenance requests and service;

         (f) Provide at Pegasus' sole discretion, maintenance contracts or direct maintenance of all Software and Equipment utilized in the operation of the Switch, including, but not limited to Informix and Interactive UNIX;

         (g) Provide all magnetic media required for operation of both the Switch Production Environment and Switch Test Environment;

         (h) As mutually agreed, provide enhancements to Software to implement interfaces with future system monitoring tools. These monitoring tools will be designed and implemented by Anasazi and will enhance the ability of system operators to monitor the functionality of the Switch;

         (i) Provide Anasazi with an "on-call" contact list to be used in the event of a problem with the Switch whose remedy is beyond she scope of the procedures set forth in the Operations Manual provided by Pegasus and which cannot be remedied by the primary on-call contact provided by Anasazi;





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         (j)     Provide customer support services to Participants.

         4.2 Anasazi Implemented Interfaces. Upon mutual agreement on terms between Pegasus and Anasazi, Anasazi may design, develop, document and implement new Participant interfaces to the Switch. These interfaces, following a brief post-implementation acceptance period, will be maintained by Pegasus pursuant to Section 4.1(e).


                                   ARTICLE V

                           WARRANTIES AND DISCLAIMERS

         5.1 Warranties.

         (a) Anasazi warrants that the "Average Switch Downtime", as described in Exhibit B, will not exceed 0.25% (twenty-five percent of one percent) of total scheduled UltraSwitch operating time each calendar month, provided that Anasazi will be released from such warranty if its failure resulted from a cause beyond its reasonable control, including, but not limited to, force majeure events, any act or omission of Pegasus or a Participant, or failure of a vendor to timely respond to service requests. For purposes of this Agreement, the "Average Switch Downtime" shall be calculated according to Exhibit B.

         (b) Should the "Average Switch Downtime" for any calendar month be exceeded, then Pegasus will be due a credit against the Switch Operating Fee for that month according to the following schedule:

                  A total credit of $5,000 if unavailability is greater than 0.25% and less than or equal to 0.75%
                  A total credit of $10,000 if unavailability is greater than 0.75% and less than or equal to 1.25%
                  A total credit of $15,000 if unavailability is less than 1.25%

                  The maximum credit in respect of calendar month is $15,000.

         (c) Anasazi will employ or otherwise retain individuals with the required skills and training sufficient to carry out its obligations under this Agreement.

         (d) The Switch Facility is reasonable and appropriate for purposes of housing and operating the Switch, assuming that there are no material changes to the configuration of the Switch.

         (e) If Anasazi breaches this warranty in a manner to lose or destroy billing data prior to Pegasus' billings to participants which contemplated such data, then Pegasus' sole remedy in respect of such reach will be (i) Anasazi's obligation to diligently assist Pegasus in the data re-creation and estimation process so as to provide Pegasus with reasonable billing data (which may include, but not be limIted to, reasonable estimates based on methodologies and categories of data used by the parties in prior similar circumstances) for the period effected by such breach no later than the tenth business day after the beginning of the month in which Participants are billed in respect of such data, and (ii) if the parties are unable to accomplish the foregoing by such date, then subject to the following sentence, Anasazi shall credit to Pegasus' billing account, a credit of up to $5,000 in liquidated damages per incident. Such credit will be applicable to incidents or breaches affecting in excess of 500 net bookings, shall be measured by amounts billed and uncollected due to Anasazi's breach (not to exceed $5,000), and shall be conditioned upon reasonable substantiation by Pegasus of its best efforts to mitigate its losses, including, but not limited to, good faith collection efforts on, estimated bills and obtaining contractual agreements with affected Participants (contracted with after the Effective Date) to pay estimated bills.





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         5.2 Disclaimer and Exclusion of Warranties.

         (a) While Anasazi may provide from time to time certain hardware, software or other items to Pegasus, Anasazi is primarily providing Services under this Agreement, and the provision of such other items is an incidental part of the Services and not the sale of goods within the meaning of the Uniform Commercial Code or other statute.

         (b) EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V (BUT WITHOUT LIMITING ANASAZI'S EXPRESS CONTRACT OBLIGATIONS CONTAINED ELSEWHERE IN THIS AGREEMENT), ANASAZI MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, TO PEGASUS OR TO ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING THE MERCHANTABILITY, SUITABILITY, ORIGINALITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE (IRRESPECTIVE OF ANY PREVIOUS COURSE OF DEALINGS BETWEEN THE PARTIES OR CUSTOM OR USAGE OF TRADE), OR RESULTS TO BE DERIVED FROM THE USE, OF ANY SOFTWARE, SERVICES, HARDWARE OR OTHER MATERIALS PROVIDED UNDER THIS AGREEMENT.

         (c) This Article V sets forth Anasazi's total liability for a breach of any warranty contained in this Article V, without limiting Pegasus' remedies with respect to Anasazi's obligations contained elsewhere in this Agreement.


                                   ARTICLE VI

                                CHARGES; PAYMENT

         6.1 Charges. The Charges for the Services are set forth on Schedule VI to this Agreement.

         (a) The Monthly Facilities Management Base Fee for facilities management ("Monthly Fee") and the floor space fees described below will be subject to annual increases (beginning January 1, 1997) by a factor equal to the percentage change in the Consumer Price Index for the U.S. City Average for Other Goods and Services for All Urban Consumers as published by the U.S. Department of Commerce based on the 1982-1984 standard reference base area ("CPI"). The Monthly Fee will also be subject to the following annual adjustment:

                 (i) The Monthly Fee will be increased or decreased at the end of each applicable month for each additional square foot of floor space required, or freed up, by Pegasus according to the following rates:

                          - Computer Room Space: $5 per square foot per month.

                          - Computer Lab Space: $3 per square foot per month.

                 These adjustments will be applicable provided they do not reduce the Monthly Fee below its original value as set forth on Schedule VI. These adjustments will not be applicable to any non-operational Pegasus hardware which Anasazi may currently be storing within either of its computer rooms (e.g. USP1 and USP2).

         (b) The cost of services not otherwise described in this Agreement which Pegasus may request Anasazi to perform in the future, shall be based on Anasazi's then current time and materials rates. The current rates are set forth on Schedule VI and are subject to change in the event Anasazi shall change its then current prevailing standard hourly rates (as set forth on Schedule VI) generally applicable to its customers, and then, no more than once per Service

         Year effective upon thirty (30) days prior written notice to Pegasus, provided that (i) in no one Service Year can the increase exceed a percentage equal to the percentage change in the CPI over the CPI for the prior twelve month period, plus 2% and (ii) Pegasus shall receive the same percentage discount (set forth on Schedule VI attached hereto) on the new then current prevailing standard hourly rates, provided that Pegasus is current on its payment obligations. Each request for service outside the scope of this Agreement made by Pegasus will be evaluated by Anasazi. After completing its evaluation, Anasazi will either decline to provide such service (e.g. based on unavailability of resources or scheduling conflicts) or shall submit to Pegasus its price and time estimate to provide the requested additional service, which will also advise Pegasus of any recurring costs of providing the requested additional service and costs of any additional hardware, software or other resources associated with the requested additional service. The parties will evidence any agreement on such additional services in a mutually executed writing.

         (c) Anasazi shall make operational training available to Pegasus, the Participants, prospective Participants and other users of the Switch pursuant to the Charges in Schedule VI. All training preparation and materials will be included in the hourly fees. Upon request, training will be provided at a Participant's or other non-Anasazi location at the same rates.

         (d) If Anasazi personnel travel with Pegasus' prior written approval to perform Agreement related services during the term of this Agreement, whether to provide training or for other purposes, Pegasus shall reimburse Anasazi for coach class air fare and other reasonable out-of-pocket expenses incurred during any month set forth on a separate billing statement.

         (e) The Monthly Fee shall be invoiced and billed on the first day of every month following the month to which the Monthly Fee applies. All fees and expenses set forth in this Agreement, including the Monthly Fee, are due within thirty (30) days following the date of the invoice. Notwithstanding anything to the contrary, unless directed by an arbitrator, the Monthly Fee is not subject to any set-off with respect to disputes and is deemed not to be divisible or allocable with respect to any claims or disputes of Pegasus. Any disputes on any other invoice must be communicated in writing to Anasazi, prior to the due date of the invoice, specifying the claimed discrepancy. Pegasus shall pay when due all undisputed amounts, and if the parties have failed to resolve the dispute within thirty (30) days after the applicable due date, then within five business days after such date, Pegasus must either pay by the due date the disputed amount and seek a credit pending dispute resolution or place such amount in an escrowed bank account designated for Anasazi's benefit (with interest allocated as the disputed amount is so allocated), pending resolution of the dispute. Any unresolved disputes will be subject to Article XII.

         (f) Any amounts payable which are not received by Anasazi by the due date shall bear interest of 1.5% per month provided that such rate shall be reduced by the percentage it exceeds the highest rate permitted by applicable law.

         (g) Pegasus will be responsible for any sales, use, excise or value-added taxes or duties payable by Anasazi on the Services as a whole or on a particular good or Service received by Pegasus or a Participant from Anasazi where the tax is imposed on Pegasus' or the Participant's acquisition or use of such Services or goods from Anasazi, and not by Anasazi's income or property. Pass-through items will be billed to Pegasus inclusive of any taxes billed to Anasazi. Anasazi represents that, to its knowledge, as of the execution date of this Agreement, there are no sales, use, excise or value added taxes or duties payable on the Services as a whole or on a particular good or Service received by Pegasus or a Participant from Anasazi where the tax is imposed on Pegasus' or the Participant's acquisition or use of such Services or goods from Anasazi, nor, to the knowledge of Anasazi, is any such tax or duty contemplated. The parties will reasonably cooperate with one another to enable each to more accurately determine its tax liability and to minimize such liability to the extent legally permissible.

         (h) Any fees, costs or expenses arising from this Agreement which are not expressly set forth or allocated in this Agreement will be resolved pursuant to the procedures in Section 3.12(b).


                                  ARTICLE VII

                                CONFIDENTIALITY

         7.1 Confidential Information. Each of Anasazi and Pegasus acknowledges that the other possesses and will continue to possess information that has been developed or received by it, has commercial value in its business and is not in the public domain. Anasazi further acknowledges that it will receive information from Pegasus and Participants which has been created or received by Participants which has commercial value in its business and is not in the public domain. For purposes of this Agreement, "Confidential Information" shall mean (a) the terms of this Agreement; (b) all information of a party (including information received from Participants) marked "confidential," "restricted," "proprietary" or with a similar designation; (c) in the case of Pegasus, information in addition to the items specified in (b) above, including the source and object codes for the UltraSwitch Software, all plans, designs, drawings and specifications for the Switch, all Switch-related documentation and manuals, including the Operations Manual and the Switch functional specifications, and all information concerning the business, customers and finances of Pegasus and the Participants, all data or information received from Participants or Pegasus and processed or generated by the Switch and all trade secrets, confidential knowledge, know-how, technical information relating to the components of the Switch in which Pegasus has a proprietary interest (including, without limitation, all software programs, computer processing systems and techniques employed or used by Pegasus or a Participant and any related items such as specifications, layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, any and all upgrades, enhancements, improvements or modifications to the foregoing), business information regarding business planning and operations of Pegasus and any Participant and all information and data received, processed or generated by the Switch pursuant to this Agreement or otherwise; and (d) in the case of Anasazi, information and, in addition to the items specified in (b) above, trade secrets, confidential knowledge, know-how, technical information, data or other proprietary information relating to Anasazi Commercial Software or other intellectual property used in the provision of Services (or to which Pegasus otherwise has access) and in which Anasazi or its Affiliate has a proprietary interest (including, without limitation, all source codes, object codes, software programs, computer processing systems and techniques employed or used by Anasazi or its Affiliates and any related items such as specifications, layouts, flow charts, manuals, instruction books and programmer, technical and user documentation, and any and all upgrades, enhancements, improvements or modifications to the foregoing), business information regarding business planning and operations of Anasazi and its Affiliates, and all information regarding Anasazi's provision of Services hereunder. Access by Anasazi personnel or any third party to Pegasus or Participant Confidential Information shall be limited solely and exclusively to the performance of this Agreement and such access shall be solely and exclusively by those persons reasonably necessary to perform or enforce this Agreement. Each party shall take all reasonable and necessary steps and precautions, consistent with the steps and precautions taken to protect its own confidential and proprietary information and materials, to assure that all Confidential Information of the other party or a Participant is not used or disseminated, directly or indirectly, in whole or in part, to any person or entity except as expressly permitted herein.

         7.2 Obligations. Each party will use at least the same degree of care to prevent disclosing to other Persons the Confidential Information of the other party as it employs to avoid unauthorized disclosure, publication or dissemination of its own information of a similar nature; provided, however, subject to Section 7.1, that each party may disclose such information to its employees, agents, subcontractors and vendors who have a need to know such information and who have been advised by the disclosing party of the obligation to preserve such information's confidentiality. Furthermore, neither Anasazi nor Pegasus will: (a) utilize, sell, assign, lease, otherwise dispose of or commercially exploit the Confidential Information of the other party except as expressly contemplated by this Agreement; (b) acquire any right in or assert any lien against the Confidential Information of the other party; or (c) refuse for any reason (including a default or material breach of this Agreement by the other party) to promptly return the other party's Confidential Information to it if requested to do so. Upon expiration or termination of this Agreement for any reason, each party shall return promptly to the other party all Confidential Information in such party's possession and certify in writing to the other party its compliance with this sentence.

         7.3 Exclusions. Notwithstanding the foregoing, this Article VII will not apply to any particular information of a party that the other party can demonstrate: (a) was, at the time of disclosure to it, in the public domain;
(b) after disclosure to it, becomes part of the public domain through no fault of the receiving party; (c) was in the possession of the receiving party at the time of disclosure to it without being subject to another confidentiality agreement; (d) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (e) was independently developed by the receiving party without reference to Confidential Information of the furnishing party. In addition, a party shall not be considered to have breached its obligations under this Article VII for disclosing Confidential Information of the other party: (a) as required pursuant to an arbitration proceeding conducted in accordance with Article XI, provided that such disclosure is made in accordance with the approval or at the direction of the Arbitration Panel; or (b) if in the opinion of such party's counsel, such disclosure is required by legal process or pursuant to any applicable statute, rule or regulation provided that, except with respect to securities laws disclosure obligations, such party advises the other party prior to making such disclosure in order that the other party may object to such disclosure, take action to assure confidential handling of the Confidential Information, or take such other appropriate action to protect the Confidential Information.

         7.4 Loss of Confidential Information. In the event of any disclosure or loss of, or inability to account for, any Confidential Information of the furnishing party, the receiving party will promptly notify the furnishing party.

         7.5 No Implied Rights. Nothing contained in this Article VII shall be construed as obligating a party to disclose any particular Confidential Information to the other party, or as granting to or conferring on a party, expressly or implied, any rights or license to the Confidential Information of the other party, except as otherwise provided herein.

         7.6 Publicity. Neither party will, without the other party's prior written consent, use the name, service marks or trademarks of the other party or any of its Affiliates.

         7.7 Limited Use of Certain Information. Notwithstanding the foregoing, the parties may disclose to other Persons the existence and general nature of this Agreement.

         7.8 Equitable Remedies. Each party acknowledges that if it breaches
(or attempts or threatens to breach) its obligations under this Article VII, the other party will be irreparably harmed. Accordingly, if a court of competent jurisdiction should find that a party has breached (or attempted or threatened to breach) any such obligations, such party will not oppose the entry of an appropriate order compelling performance by such party and restraining it from any further breaches (or attempted or threatened breaches).

         7.9 No Solicitation. During the term of this Agreement and for one year after its termination or expiration, neither party shall solicit for employment or retention as a contractor, retain, hire or employ any employee of the other party, or contractor primarily engaged in the provision of services to or on behalf of the other party except whereas mutually agreed upon by the Presidents of both Anasazi and Pegasus.

         7.10 Survival. The rights and obligations of the parties under this
Article VII (excluding Section 7.9 hereof) shall survive the termination of this Agreement for ten (10) years.


                                  ARTICLE VIII

                             INTELLECTUAL PROPERTY

         8.1 Ownership. Anasazi acknowledges that, except for its ownership of the Anasazi Commercial Software, it has neither an ownership interest in, nor a license to use, nor a lien against, the Switch or any of the components thereof, and that: (a) Pegasus has all right, title and interest in and to UltraSwitch, HCC and BDT; (b) Anasazi has granted to Pegasus a non-exclusive, non-transferable license to use the Anasazi Commercial Software pursuant to a license dated December 31, 1990; and (c) Pegasus has granted to Anasazi a non-exclusive, nontransferable license to use the UltraSwitch, HCC and BDT Software in the Switch Facility during the term of this Agreement and only pursuant to the terms of this Agreement. Anasazi shall permit the components of the Switch to bear such signage or other notices and shall execute such UCC statements and other documents as Pegasus reasonably requests to record ownership interests in the components of the Switch of Pegasus, its lender(s), its lessor(s) or other persons with a protectable interest in the Switch. Anasazi shall not remove any tags, labels or other notices of ownership interests in the components of the Switch which Pegasus causes to be affixed to the components of the Switch.


                                   ARTICLE IX

                     LIABILITY LIMITATIONS: INDEMNIFICATION

         9.1 Limitation of Liability.

         (a) If Anasazi shall, during the Initial Term or any Renewal Term, be liable to one or more of Customer and the Participants as a result of any disputes, controversies or claims of any kind or nature arising under or in connection with this Agreement or the relationship created hereby (whether any such breaches, disputes, controversies or claims are based upon contract, tort (including negligence) or any other legal theory), all Losses from all such breaches, disputes, controversies or claims are limited to actual and provable damages which are reasonably incurred by Pegasus. The cumulative amount of all such Losses (including, but not limited to, liquidated damages or penalties) recoverable against Anasazi for all such breaches, disputes, controversies and claims during the entire Term and any Renewal Term(s), will not exceed, in the aggregate, an amount equal to the total amount of Anasazi's Charges under this Agreement for the six months immediately preceding the Arbitration Panel's (as defined in Schedule 12.1) then current final determination of the amount of damages recoverable against Anasazi.

         (b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY (EXCEPT FOR THE CATEGORY OF DAMAGES PROVIDED FOR IN SECTION
         5.1 HEREOF), IN NO EVENT SHALL ANASAZI, ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS OR SUBCONTRACTORS BE LIABLE FOR ANY DAMAGES OF PEGASUS, ANY PARTICIPANT OR ANY OTHER PERSON WHICH: (i) WERE NOT REASONABLY FORESEEABLE BY A PERSON OR ENTITY IN ANASAZI'S POSITION; (ii) ARE SPECULATIVE IN NATURE; (iii) ARE NOT READILY OR REASONABLY

         DETERMINABLE AND PROVABLE IN DOLLAR TERMS; (iv) CONSTITUTE PUNITIVE DAMAGES, LOSS OF GOODWILL OR OTHER SIMILAR INTANGIBLE; OR (v) COULD HAVE BEEN AVOIDED, USING REASONABLE DILIGENCE, BY PEGASUS, SUCH PARTICIPANT OR SUCH OTHER PERSON.

         (c)     Exceptions. Notwithstanding the foregoing provisions of
         Section 9.1(a), the liability limitations contained in such subsection shall not apply with respect to proven damages caused solely and directly by Anasazi's intentional misconduct constituting a violation of applicable civil or criminal law, or other acts for which a limitation is unenforceable as construed by applicable law. However, the foregoing exception shall not apply if such damages were directly caused by Anasazi's employee or agent and (i) Anasazi had exercised reasonable care in supervising such employee or agent or (ii) such employee or agent was acting materially outside the scope of his or her employment or agency without Anasazi's knowledge.

         (d) Exculpation. Unless resulting from Anasazi's negligence or breach of this Agreement, in the event of any alleged defect or failure in the Required Equipment or any other Equipment or any other Software utilized by Pegasus or any Participant, such Person shall look solely to its rights and remedies under its agreements with the Equipment or Software providers and will bring no claims against Anasazi or any of its Affiliates as a result of such alleged defect or failure including claims of non-performance or breach of Anasazi's obligations under this Agreement.

         (e) Limitations on Actions. Pegasus may not assert any cause of action against Anasazi under this Agreement that occurred more than two years prior to the filing of the suit or the commencement of arbitration proceedings alleging such cause of action.

         (f) Duty to Mitigate. Each party shall have a duty to mitigate damages for which the other party is responsible.

         (g) Acknowledgment. Pegasus and Anasazi expressly acknowledge that the limitations contained in this Section 9.1 represent the express agreement of the parties with respect to the allocation of risks between the parties, including the level of risk to be associated with the provision of the Services as related to the amount of the payments to be made to Anasazi for such Services, and each party fully understands and irrevocably accepts such limitations.

         (h) Force Majeure. No party shall be liable for any default or delay in the performance of its obligations under this Agreement if and to the extent such default or delay is caused, directly or indirectly, by; (i) fire, flood, elements of nature or other acts of God; (ii) any outbreak or escalation of hostilities, war, riots or civil disorders in any country; (iii) any act or omission of the other party or any governmental authority; (iv) any labor disputes (whether or not the employees' demands are reasonable or within the party's power to satisfy), except that Pegasus shall have the right, if not in contravention of applicable law or a labor agreement to which Anasazi is bound, to replace any absent employees (and shall in such case, supervise them), solely for purposes of minimizing any disruption to Switch operations; or (v) nonperformance by a third party (despite using all reasonable, necessary, diligent and expedient efforts by a party to cause such performance or to prevent or cure such events) excluding, however, in the case of Pegasus, the nonpayment of any Participant of any charges owed to Pegasus, or any other similar cause beyond the reasonable control of such party including, without limitation, failures or fluctuations in telecommunications equipment or lines or other equipment beyond the reasonable control of such party. Force majeure events shall not, on their face, excuse, reduce or delay Anasazi's obligations to provide back-up power pursuant to
         Section 3.1(d), air conditioning or to promptly access backup communication lines unless such event renders such alternate power supply, air conditioning or backup communication lines unavailable. In any such event, the non-performing party will be excused from any further performance or observance of the obligations so affected only for as long as such circumstances prevail and such party continues to use commercially reasonable efforts to recommence performance or observance as soon as practicable.

         9.2 Indemnities.

         (a) Indemnity by Anasazi. Anasazi agrees to defend and indemnify Pegasus and hold Pegasus, its stockholders, directors, officers, employees, consultants, representatives and agents harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Pegasus by reason of: (i) the gross negligence or willful misconduct of Anasazi, its directors, officers, employees, consultants, representatives or agents; or (ii) any actual or alleged infringement or violation of any third party copyright, patent, trademark, trade name, trade secret or other proprietary right arising from Anasazi's use of the Anasazi Commercial Software in its provision of Services pursuant to this Agreement; provided, however, that Anasazi's obligation to indemnify and hold Pegasus harmless shall not apply to any modification or enhancement of the Anasazi Commercial Software during the term of this Agreement which was performed by or on behalf of Pegasus without Anasazi's consent. The limitations in
         Section 9.1 hereof are applicable to Anasazi's indemnification obligations herein.

         (b) Indemnity by Pegasus. Pegasus agrees to defend and indemnify Anasazi and hold Anasazi, its stockholders, directors, officers, employees, consultants, representatives and agents harmless from, against, for and in respect of any and all damages, losses, obligations, liabilities, costs and expenses, including reasonable attorneys' fees and other costs and expenses incident to any suit, action, investigation, claim or proceeding suffered, sustained, incurred or required to be paid by Anasazi by reason of: (i) any claim, demand, charge, action, cause of action or other proceeding asserted by any Participant or other third party (e.g. Pegasus' third party vendors covered by this Agreement) against Anasazi or any of its Affiliates which arises in connection with, or relates to (or is claimed to relate to), any of the Services provided to Pegasus or to any Participant under this Agreement, including, without limitation, any such claim, demand, charge, action, cause of action or other proceeding resulting from the breach or alleged breach by Anasazi or Pegasus of any of its respective obligations under this Agreement or from, in whole or part, the negligence or alleged negligence of Anasazi in providing the Services hereunder; (ii) the gross negligence or willful misconduct of Pegasus, its stockholders, directors, officers, employees, consultants, representatives or agents; and (iii) any action or alleged infringement or violation of any copyright, patent, trademark, trade name, trade secret or other proprietary right of any other person resulting from any development, modification or enhancement of the Switch Software and the Anasazi Commercial Software during the term of this Agreement which was performed by an employee, agent, consultant or representative of Pegasus.

         (c) Infringement Claims. In the event: (i) a claim or action is brought alleging infringement or violation of any copyright, patent, trademark, trade name, trade secret or other proprietary, right of another person; or (ii) the UltraSwitch Software and/or the Anasazi Commercial Software is held to constitute an infringing use, then the indemnifying party may, at its sole expense and with the prior consent of the indemnified party, which consent will not be unreasonably withheld, settle such claim, action or judgment by either: (a) obtaining an exclusive, worldwide, royalty-free license from the third party to enable the indemnified party to continue to use the Switch Software and/or a non-exclusive, worldwide, royalty-free license from the third party to enable the indemnified party to continue to use the Anasazi Commercial Software; (b) modify the Switch Software and/or the Anasazi Commercial

         Software so that its continued use becomes non-infringing; or (c) replace the Switch Software and/or the Anasazi Commercial Software with equally suitable, functionally equivalent, non-infringing software.

         (d) Indemnification for Third-Party Claims. Notwithstanding anything else contained in this Agreement, no obligation to indemnify which is set forth in this Article IX shall apply unless the party claiming indemnification notifies the other party as soon as practicable (within sixty (60) days after the notice, or such shorter period as is required to avoid any prejudice in the claim, suit or proceeding) of any matters in respect of which the indemnity may apply and of which the notifying party has knowledge and gives the other party the opportunity to control the response thereto and the defense thereof; provided, however, that the party claiming indemnification shall have the right to participate in any legal proceedings to contest and defend a claim for indemnification involving a third party and to be represented by its own attorneys, all at such party's cost and expense; provided further, however, that no settlement or compromise of an asserted third party claim other than the payment of money may be made without the prior written consent of the party claiming indemnification.

         (e) Claims Period. Any claim for indemnification under this agreement must be made prior to the earlier of: (a) one year after the party claiming indemnification becomes aware of the event for which indemnification is claimed; or (b) one year after the earlier of the termination of this Agreement or the expiration of the Term of this Agreement.


                                   ARTICLE X

                               EVENTS OF DEFAULT

         10.1 Nature of Event. The term "Event of Default" means the occurrence of any one or more of the following events:

         (a) The failure of Anasazi or Pegasus to perform, observe or comply with any covenant, term or agreement contained in the Agreement; or

         (b)     Pegasus or Anasazi shall have:

                 (i) applied for or consented to the appointment of a conservator, receiver, trustee, liquidate or custodian or the like of itself or of its property;

                 (ii) admitted in writing its inability to pay its debts generally as they become due;

                 (iii) made a general assignment for the benefit of creditors;

                 (iv)     become or been adjudicated as bankrupt or insolvent;

                 (v) filed a voluntary petition of bankruptcy under the federal bankruptcy laws of the United States or filed a voluntary petition or answer seeking reorganization, an arrangement with creditors or an order for relief or seeking to take advantage under any bankruptcy, insolvency or other similar law;

                 (vi) filed an answer admitting the material allegations of, or consented to, or defaulted in, a petition filed against it in any proceeding under any bankruptcy, insolvency or other similar law;

                 (vii) consented to the entry of an order for relief in an involuntary case under any bankruptcy, insolvency or other similar law;

                 (viii) had a proceeding instituted against it in any court of competent jurisdiction under any bankruptcy, insolvency or other similar law seeking an order for relief or an adjudication in bankruptcy, reorganization, dissolution, winding up, liquidation, composition or arrangement with creditors, a readjustment of debts, the appointment of a conservator, receiver, trustee, liquidator or custodian or the like of itself for of its property, or other like relief under any bankruptcy, insolvency or other similar law, and such court shall have entered an order of decree which remains unstayed and in effect for a period of sixty (60) consecutive days.

         10.2 Notice and Opportunity to Cure. Upon the occurrence of an Event of Default, the non-defaulting party shall notify the defaulting party in writing of such default and shall allow the defaulting party fifteen (15) days following the defaulting party's receipt of such notice within which to cure such default, during which 15 day period the non-defaulting party shall not exercise any of the remedies available to it under Section 10.3; provided, however, (i) that if the default is non-payment by Pegasus of any Charge (other than the Monthly Charge which if not paid by the due date shall have a cure period of five (5) business days) which was not disputed pursuant to the procedures in Section 6.1(f), then the cure period shall be ten (10) business days after receipt of notice, and (ii) notwithstanding the foregoing, if the occurrence of an Event of Default causes either a total loss of operation of the Switch or a loss of one or more of the critical functions of the Switch such that the Switch cannot be restored to full operation within 24 hours of the occurrence of such Event of Default, then the non-defaulting party may notify the defaulting party of such default and immediately exercise one or more of the remedies available to it under Section 10.3.

         10.3 Remedies. Upon the occurrence of an Event of Default and the expiration of the applicable cure period as provided in Section 10.2, the non-defaulting party shall have the right to:

         (a) Terminate this Agreement in accordance with the provisions of Articles X and XI;

         (b) Exercise any and all rights or remedies against the defaulting party afforded by the laws of the applicable jurisdiction, including but not limited to, those afforded by this Agreement and those available at law or in equity; provided, however, that: (i) no party shall have a right of set-off except as directed by an arbitrator;
         (ii) Pegasus shall not be entitled to seek or obtain injunctive relief in response to a termination notice from Anasazi (to suspend Services or terminate the Agreement) for a non-payment Event of Default unless and until it has commenced arbitration pursuant to Article XII, has escrowed in an account for Anasazi's benefit all Charges in default and prepays prior to each month during which arbitration is pending or conducted, at minimum, the Monthly Fee plus an amount equal to the average of all monthly invoiced amounts during the prior three months; and (iii) the amount of monetary damages Anasazi shall be required to pay Pegasus under this Section 10.3(b), together with the amounts Anasazi shall be required to pay Pegasus under Section 9.2(a), shall in no event exceed the limitation(s) described in Section 9.1.

         10.4 Remedies Not Exclusive. Except to the extent monetary damages are limited pursuant to the provisions of Sections 9.1 and 9.2, no remedy herein conferred upon or reserved to the parties under this Article XI or under any other provision of this Agreement is intended to be exclusive, but rather each such remedy shall be cumulative of and in addition to all other rights and remedies granted to the parties at law or in equity, whether given hereunder or thereafter existing, and whether or not the parties shall have instituted any suit or any other action in connection therewith.

         10.5 Fees and Expenses. Should an Event of Default occur and the non-defaulting party employ attorneys or incur other expenses for the enforcement or performance of any covenant, term or agreement of the defaulting party hereunder, if the arbitrator so determines, the defaulting party shall on demand pay to the non-defaulting party the reasonable fees of such attorneys and such other reasonable expenses so incurred.

         10.6 Waivers. The acceptance by either part at any time and from time to time of performance by the other party shall not be deemed to be a waiver of any default or Event of Default then existing. No waiver by either party of any particular default or Event of Default shall be deemed to be a waiver of any default or Event of Default other than the particular default or Event of Default waived. No delay or omission by either party in exercising any right or remedy hereunder shall impair such right or remedy or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such right or remedy preclude other or further exercise thereof, or the exercise of any other right or remedy hereunder or otherwise.


                                   ARTICLE XI

                                  TERMINATION

         11.1 Termination. This Agreement may be terminated and abandoned without further notice at any time upon the occurrence of the following events:

         (a) Pegasus and Anasazi may mutually terminate this Agreement in writing at any time;

         (b) Upon the occurrence of an Event of Default and the expiration of the applicable cure period, if any, the non-defaulting party may terminate this Agreement pursuant to Section 10.3, or Anasazi, at its option, may terminate or suspend all or a portion of the Services until a non-payment Event of Default has been cured;

         (c) Pegasus may terminate this Agreement in the event a fire, flood, or other disaster occurs which results in either a total loss of operation of the Switch or a loss of one or more critical functions of the Switch such that the Switch cannot be restored to full operation within 96 hours of the occurrence of such event;

         (d) Pegasus or Anasazi may terminate this Agreement if any court or governmental agency restrains, enjoins, prohibits, invalidates, or sets aside the consummation of any of the transactions contemplated hereby;

         (e) Pegasus may terminate this Agreement at any time following the acquisition by one or more of the Participants of 50% or more of Anasazi's assets or 50% or more of Anasazi's outstanding voting securities;

         (f) Pegasus may terminate this Agreement at any time upon its election to withdraw from the hotel reservation switching business for a period of at least two (2) years; provided, however, Pegasus shall give Anasazi six (6) months prior written notice of its intent to terminate this Agreement pursuant to this subsection (f); and

         (g) Pegasus may terminate this Agreement within twelve months following the acquisition of 50% or more of Anasazi's assets or 50% or more of Anasazi's voting securities provided that such notice shall not provide an effective termination date beyond the 12 month period and shall be provided to the acquiring party or successor no later than six (6) months after the acquisition date.

         (h) Notwithstanding any other provision herein, Pegasus may terminate this agreement upon providing at least six months notice of termination to Anasazi.

         11.2 Effect of Termination. Upon the termination of this Agreement pursuant to the provisions of Section 11.1:

         (a) Within ten (10) days after effective date of termination, Anasazi shall submit to Pegasus a final billing statement for all unpaid fees owed to it by Pegasus for services performed by Anasazi prior to the date of termination. The billing statement shall be prepared by Anasazi and paid by Pegasus in accordance with the terms of Article VI; provided, however, if this Agreement shall be terminated by Pegasus for any reason other than upon the occurrence of an Event of Default by Anasazi under Section 11.1(b) hereof, such payments shall be made upon delivery by Anasazi of those items set forth in subsections 11.2(b) through (d) hereof;

         (b) In the event this Agreement is terminated by Pegasus pursuant to Sections 11.1(b)-(e), within ten (10) business days after the termination of this Agreement, Anasazi shall deliver to Pegasus all notebooks, data, information and other material acquired, compiled or generated by Anasazi with respect to the Switch.

         (c) Within ten (10) business days after the termination of this Agreement, Anasazi and Pegasus shall deliver to each other all Confidential Information furnished to either of them by the other, together with all copies of the same.

         (d) In the event this Agreement is terminated by Pegasus pursuant to Sections 11.1(b)-(e), immediately upon termination of this Agreement or at such earlier date as Pegasus reasonably requests, Anasazi shall deliver to Pegasus or Pegasus' designee, for the cost of the media upon which it is provided, a copy of each Switch data tape then in Anasazi's possession, a copy of the source and object codes in their then current forms for the Anasazi Commercial Software and copies of such Switch records as Pegasus reasonably requests, and make the Hardware, the Network Components, the Support Equipment and the Software available for packing and pick-up by Pegasus and/or its designees, at Pegasus' expense.

         (e) In the event this Agreement is terminated pursuant to Section 11.1(a), or terminated by Pegasus pursuant to Section 11.1(b)-(d), to facilitate transition to operation of the Switch by a party other than Anasazi, and subject to Pegasus' payment to Anasazi of all outstanding amounts due under invoices rendered, Anasazi shall make personnel knowledgeable in Switch operations, the Hardware, the Network Components, the Support Equipment and the Software available to train and consult with Pegasus and/or Pegasus' designees as reasonably requested during the two-month period following termination, provided, however, that Anasazi shall not be required to provide such resources in excess of the hours and periods otherwise provided for under
         Article III hereof, and provided that such non-Pegasus designees shall enter into a confidentiality agreements with Anasazi with terms at least as stringent as those in Article VII hereof. Pegasus shall pay for such services at Anasazi's then prevailing hourly rate(s) for the level(s) of personnel rendering such services, and shall reimburse the traveling expenses of such personnel, if any, in accordance with
         Section 6.1(d).

         11.3 Survival of Certain Covenants. In the event this Agreement is terminated in accordance with this Article XI, this Agreement shall be of no further force or effect, except for Articles VII, VIII, XI, XII and XIII which shall not be affected by the termination of this Agreement but shall survive the termination hereof pursuant to their terms.

                                  ARTICLE XII

                               DISPUTE RESOLUTION


         12.1 Dispute Resolution Procedures. Schedule XII attached hereto sets forth the procedures governing any and all disputes arising between the parties hereunder or in connection herewith.


                                  ARTICLE XIII

                                    GENERAL

         13.1 Relationship of Parties.

         (a) In furnishing the Services to Pegasus, Anasazi is acting only as an independent contractor. This Agreement is not intended to create a joint employer, shared employee or leased employee relationship with respect to any employees of either party. Except as otherwise expressly provided in this Agreement, Anasazi has the sole right to supervise, manage, contract, direct, procure, provide or cause to be provided, all Services to be provided pursuant to this Agreement. Except as otherwise expressly provided in this Agreement, Anasazi does not undertake by this Agreement or otherwise to perform any obligation of Pegasus, whether regulatory or contractual, or to assume any responsibility for the business or operations of Pegasus. Under no circumstances shall Anasazi be considered or deemed under this Agreement to be a joint venture or partner of Pegasus or in any relationship with Pegasus under this Agreement carrying with it fiduciary or trust responsibilities, and no other similar relationship is intended or created between the parties pursuant to this Agreement

         (b) Except for Anasazi's current business relationship with Avis Rent A Car System, Inc. and except as otherwise permitted by Pegasus in writing, Anasazi covenants and agrees that it will not, at any time during the term of this Agreement, directly or indirectly: (i) own or control more than 50% of the equity or assets of any business which engages in the creation, development, installation, maintenance or operation of an Automated Lodging Reservation Inquiry Switching Network; (ii) manage or operate any business which, directly or indirectly, engages in the creation, development, installation, maintenance or operation of an Automated Lodging Reservation Inquiry Switching Network; or (iii) serve as a consultant, contractor, advisor, programmer or supervisor in the creation, development, installation, maintenance or operation of any Automated Lodging Reservation Inquiry Switching Network. The remedy at law for any breach or attempted breach by Anasazi of the provisions of this
         Section 13.1(b) will be inadequate and Pegasus shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws which may be applicable to this
         Section 13.1(b). Should any restriction contained in this Section 13.1(b) be found to exceed in duration or scope the restriction permitted by law, it is expressly agreed that the covenant not to compete contained in this Section 13.1(b) may be reformed or modified by the final judgement of a court of competent jurisdiction to reflect a lawful and enforceable duration or scope. If any one or more of the provisions contained in this Section 13. 1(b) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (c) Except as otherwise permitted by Anasazi in writing, Pegasus covenants and agrees that it will not, at any time during the term of this Agreement, directly or indirectly (i) own or control at least 50% of the equity or assets of any U.S.-based business which engages in the creation, development, installation, licensing, maintenance or operation of any Central Reservation System marketed in competition with Anasazi or contemplated to be marketed in competition with Anasazi or which engages in the business of providing Central Reservation System Services which is in competition with Anasazi or which contemplates being in competition with Anasazi; (ii) manage or operate any business which, directly or indirectly, engages in the creation, development, installation, maintenance or operation of a Central Reservation System marketed in competition with Anasazi or contemplated to be marketed in competition with Anasazi or which engages in the business of providing Central Reservation System Services which is in competition with Anasazi or which contemplates being in competition with Anasazi; or (iii) serve as a consultant, contractor, advisor, programmer or supervisor in the creation, development, installation, maintenance or operation of a Central Reservation System or in the provision of Central Reservation System Services, which business is in competition with Anasazi or contemplates being in competition with Anasazi, provided that nothing herein is intended to prohibit Pegasus from engaging in general consulting activities which are in its normal and ordinary course of business activities pertaining to the exploitation of the Switch and further provided that nothing herein shall prohibit Pegasus from entering into agreements with central reservation system providers to include in the central reservation system provider's system any one or more of the products or services offered by Pegasus. The remedy at law for any breach or attempted breach by Pegasus of the provisions of this Section 13.1(c) will be inadequate and Anasazi shall be entitled to temporary or permanent injunctive relief against any breach or attempted breach of such provision without the necessity of posting bond or proving actual damages. It is the express intention of the parties hereto to comply with all laws which may be applicable to this
         Section 13.1(c). Should any restriction contained in this Section 13.1(c) be found to exceed in duration or scope the restriction permitted by law, it is expressly agreed that the covenant not to compete contained in this Section 13.1(c) may be reformed or modified by the final judgment of a court of competent jurisdiction to reflect a lawful and enforceable duration or scope. If any one or more of the provisions contained in this Section 13.1(c) shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         (d) Notwithstanding the foregoing, either party shall have the right to terminate this Agreement without liability upon six months prior written notice if: (i) 50% of more of the assets or equity of Anasazi are proposed to be sold to an entity or person owning, operating, controlling or participating, directly or indirectly, in at least 50% or more of a business engaged in the operation or commercial exploitation of an Automated Lodging Reservation Switching Network; or
         (ii) 50% of more of the assets or equity of Pegasus are proposed to be sold to an entity or person owning, operating, controlling or participating, directly or indirectly, in at least 50% or more of a business engaged in the operation or commercial exploitation of a Central Reservation System or Central Reservation System Services.

         13.2 Consents and Approvals. If either party requires the consent or approval of the other party for the taking of, or omitting to take, any action under this Agreement, such consent or approval shall not be unreasonably withheld or delayed.

         13.3 Notices. Except as otherwise expressly provided in this Agreement and except for routine operational communications, any notice or other communication under this Agreement to either party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally (or by courier) or sent by telex, telecopy, other facsimile transmission (with confirmation), or certified or registered mail, postage prepaid as follows:

         If to Anasazi, to:

                                  Anasazi Inc.
                                  7500 N. Dreamy Draw Drive
                                  Suite 120
                                  Phoenix, AZ 85020
                                  Facsimile transmission: (602) 861-7687
                                  Attention: Joe Atteridge

         If to Pegasus, to:

                                  Pegasus Systems Inc.
                                  3811 Turtle Creek Blvd.
                                  Suite 1100
                                  Dallas, TX 75219
                                  Facsimile transmission: (214) 528-5675
                                  Attention: John F. Davis
                                  With a copy (which shall not constitute
                                  effective notice) to:
                                  Ric Floyd, Counsel

         A party may from time to time change its address or designee for notification purposes by giving the other party prior notice in the manner specified above of the new address or the new designee and the subsequent date upon which the change will be effective.

         13.4 Account Manager. Anasazi and Pegasus shall each designate one person, and shall notify each other immediately in writing of the person so designated, who shall serve as the Account Manager for all communication regarding the performance of their respective duties and obligations under this Agreement. The person designated as the Account Manager by Anasazi and Pegasus shall be fully authorized and empowered by Anasazi and Pegasus, respectfully to act, in his or her sole discretion, for and on behalf of Anasazi and Pegasus, respectfully in response to any communication regarding performance under this Agreement.

         13.5 Assignment. Anasazi's rights and duties under this Agreement are personal and not assignable without the prior written consent of Pegasus, except Anasazi may, without the consent of Pegasus, assign its rights and duties under this Agreement to an Affiliate, provided that such assignee agrees in writing to be bound by this Agreement. Anasazi may subcontract with third parties to provide required services, but will retain ultimate responsibility for ensuring that such services are properly rendered. Pegasus' rights and duties may be assigned without Anasazi's consent to any entity which Pegasus controls or which purchases either (a) more than 50% of the assets of the business in which the Switch is used or (b) a controlling interest in Pegasus, provided the assignee agrees in writing to be bound by this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted assigns and successors.

         13.6 Legal Compliance. Pegasus shall ensure that; (a) the services offered by Pegasus ("Pegasus Services") to Participants and others through the provision of Services by Anasazi; (b) the materials provided to Anasazi for use in connection with the Services; (c) the methods used by Pegasus to offer, sell and deliver Pegasus' Services to Pegasus; and (d) the contents of all advertising, marketing and promotional communications, comply with all applicable laws and regulations. Pegasus will possess all authorizations, consents, registrations, exemptions and licenses necessary to offer, sell and deliver, and to engage Anasazi to offer, sell and deliver, Pegasus' Services to Pegasus' customers in all jurisdictions where such offers, sales and deliveries are to be made. Anasazi shall ensure that it complies with all applicable laws and regulations with respect to the provision of Services under this Agreement.

         13.7 No Third-Party Beneficiaries. Nothing contained in this Agreement is intended to confer upon any Person (other than the parties hereto) any rights, benefits or remedies of any kind or character whatsoever, and no Person (including, without limitation, the Participants) shall be deemed a third-party beneficiary under or by reason of this Agreement.

         13.8 Amendment and Modification: No Waiver. This Agreement may be amended or modified only by a written instrument duly executed by the parties hereto. The failure of either party at any time or times to require performance of any provision of this Agreement shall not affect the right of a party at a later time (not to exceed 12 months after the non-performance) to enforce such provision.

         13.9 Severability. If any provision or portion of a provision of this Agreement or the application of any such provision or portion of a provision to any Person or circumstance, shall be declared judicially or by the Arbitration Panel (as defined in Schedule XII) to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement (or the remainder of the provision), it being the intent and agreement of the parties that this Agreement shall be deemed amended by modifying such provision or portion thereof to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision or portion thereof that is valid, legal and enforceable and that achieves the same objective.

         13.10 Entire Agreement. This Agreement (including the Schedules hereto) and the documents and instruments executed and delivered in connection herewith constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings, whether written or oral, between the parties with respect to the subject matter hereof, and there are no representations, understandings or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Schedules attached to this Agreement are expressly made a part of, and incorporated by reference into, this Agreement. This Agreement, as of the Effective Date, shall have the effect of terminating and nullifying the Original Agreements (including all addenda and amendments thereto) and the parties' rights and obligations thereunder, except for liabilities incurred prior the Effective Date. Notwithstanding anything to the contrary in this Agreement or the Original Agreements, Pegasus hereby terminates its rights and Anasazi's obligations of the Original Agreements, and Anasazi, as of the Effective Date, shall not be bound thereby, but shall be bound by the provisions of Section 13.1 thereof.

         13.11 Governing Law. This Agreement shall be construed in accordance with, and the rights of the parties shall be governed by, the substantive laws of the State of Arizona without giving effect to any choice-of-law rules that may require the application of the laws of another jurisdiction.

         13.12 Certain Construction Rules. The description of any Services contained in the Schedules is qualified in its entirety by reference to the information set forth in the provisions of this Agreement. To the extent that the provisions of this Agreement and of the Schedules are in any respect inconsistent, the provisions of this Agreement shall govern and control. To the extent that one or more provisions in the Operations Manual is inconsistent with or in contravention of this Agreement (including the Schedules), this Agreement shall govern, and unless the Agreement is mutually amended by the parties to address the inconsistency, the Operations Manual will be amended or implemented by the parties to conform to the Agreement. The Article and Section headings and the table of contents contained in this Agreement are for convenience of reference only and shall in no way define, limit, extend or describe the scope or intent of any provisions of this Agreement. In addition, as used in this Agreement, unless otherwise provided to the contrary, (a) all references to days, months, quarters or years shall be deemed references to calendar days, months, quarters or years, and b) any reference to a "Section," "Article," or "Schedule" shall be deemed to refer to a Section or Article of this Agreement or a Schedule attached to this Agreement.

         13.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument binding on all the parties, notwithstanding that all the parties are not signatories to the original or the same counterpart.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date first above written.


                              ANASAZI INC.

                              By:/s/ J. ATTERIDGE
                                 ----------------------------
                              Name: J. ATTERIDGE
                                   --------------------------
                              Title: PRESIDENT & COO
                                    -------------------------

                              PEGASUS SYSTEMS, INC.

                              By: /s/ B. NICHOLSON
                                 ----------------------------
                              Name: B. NICHOLSON
                                   --------------------------
                              Title: PRESIDENT
                                    -------------------------

                                  SCHEDULE VI

                                ANASAZI CHARGES

         Subject to the provisions of Article VI, the Monthly Facilities Management Fee will initially be $39,530 per calendar month.


                                  HOURLY RATES

                            (as of January 1, 1996)

--------------------------------------------------------------------------------
                                           Standard Hourly Rate     Pegasus Rate
--------------------------------------------------------------------------------
         VP Dir, Sr. Management                $225                       $175
         Sr. Consultant                        $175                       $150
         Project Manager                       $150                       $135
         Sr. System Administrator              $150                       $135
         System Administrator                  $100                       $ 90
         Sr. System Engineer                   $135                       $115
         System Engineer                       $100                       $ 90
         Jr. System Engineer                   $ 75                       $ 65
         System Analyst                        $100                       $ 90
         Sr. Database Analyst                  $125                       $100
         Database Analyst                      $ 75                       $ 65
         Sr. QA Analyst                        $ 95                       $ 85
         Tester                                $ 50                       $ 45
         Tech Writer                           $ 55                       $ 45
         Support Analyst                       $ 55                       $ 45
         Application Trainer                   $ 55                       $ 45


         Anasazi reserves the right to apply the Standard Hourly Rate during any period in which Pegasus is overdue on the payment of any charge

                 o Travel time to/from Customer is charged portal to portal.

                 o Reasonable travel, lodging and incidental expenses are additional.

                                  SCHEDULE XII

                             ARBITRATION PROCEDURES

                               DISPUTE RESOLUTION

        1. Arbitration. If the parties are unable to resolve any dispute, controversy or claim between the parties of any kind or nature arising under or in connection with the Agreement or the relationship of the parties under the Agreement (a "Dispute") informally or in accordance with the procedures, if any, set forth in the Agreement relating to such Dispute, then such Dispute shall be submitted to mandatory and binding arbitration at the election of either party (the "Disputing Party"). The procedures set forth in this Schedule
12.1 shall be governed by The Federal Arbitration Act, 9 U.S.C. Section 1, et seq. Except as otherwise provided in this Section 1, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association (the "AAA").

                a. Initiation of Arbitration; Selection of Arbitration Panel. To initiate the arbitration, the Disputing Party shall notify the other party in writing (the "Dispute Notice"), which shall (i) describe in reasonable detail the nature of the Dispute, (b) state the amount of the claim, (iii) specify the requested relief, and (iv) name an arbitrator who (A) has been licensed to practice law in the United States for at least ten years, (B) is not then an employee of either party or of an Affiliate of either party, and
(C) has not been retained or employed by or rendered professional services to either party or an Affiliate of either party for a five-year period prior thereto (the "Basic Qualifications"). Within 15 days after the other party's receipt of the Dispute Notice, such other party shall file, and serve on the Disputing Party, a written statement (i) answering the claims set forth in the Dispute Notice and including any affirmative defenses of such party; (ii) asserting any counterclaim, which shall (A) describe in detail the nature of the Dispute relating to the counterclaim, (B) state the amount of the counterclaim, and (C) specify the requested relief; and (iii) naming a second arbitrator satisfying the Basic Qualifications. Promptly, but in any event within 15 days thereafter, the two arbitrators so named shall select a third neutral arbitrator from a list provided by the AAA of potential arbitrators who satisfy the Basic Qualifications and who have no past or present relationships with the parties or their counsel, except as otherwise disclosed in writing to and approved by the parties. The arbitration shall be heard by a panel of the three arbitrators so chosen (the "Arbitration Panel"), with the third arbitrator so chosen serving as the chairperson of the Arbitration Panel.

                b. Conduct of Arbitration. The arbitration hearing shall be held in such neutral location as the parties may mutually agree. The Arbitration Panel is specifically authorized to render partial or full summary judgment as provided for in the Federal Rules of Civil Procedure. The Federal Rules of Evidence shall apply to the arbitration hearing. The party bringing a particular claim or asserting an affirmative defense shall have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be Confidential Information subject to Article VII of the Agreement. The Arbitration Panel shall have no power or authority, under the Commercial Arbitration Rules of the AAA or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of the Agreement or the Schedules thereto, including this Schedule 12.1, including without limitation the provisions of this Section 1.

                c. Findings and Conclusions. Within 15 days after the closing of the arbitration hearing, the Arbitration Panel shall prepare and distribute to the parties a writing setting forth the Arbitration Panel's findings of fact and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any award. The findings and conclusions and the award, if any, shall be deemed to be Confidential Information subject to
Article VII of the Agreement.

                d. Expeditious Proceedings. The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon a showing of good cause, such party is unreasonably delaying the proceeding.

                e. Award. Any award rendered by the Arbitration Panel shall be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

                f. Expenses of Proceeding. Each party shall bear 50% of all fees, costs and expenses of the arbitrators, and notwithstanding any law to the contrary, each party shall bear all the fees, costs and expenses of its own attorneys, experts and witnesses; provided, however, that in connection with any judicial proceeding to compel arbitration pursuant to this Agreement or to enforce any award rendered by the Arbitration Panel, the prevailing party in such a proceeding shall be entitled to recover reasonable attorneys' fees and expenses incurred in connection with such proceeding, in addition to any other relief to which it may be entitled.

        2.      Effect of Contract Rights During Arbitration. Nothing in this
Schedule 12.1 shall be construed to prevent a party from exercising or enforcing its rights and remedies or to excuse a party from performing an obligation (including, but not limited to, making payments when due) set forth in, and pursuant to, the terms of the Agreement, notwithstanding the initiation and pendency of an arbitration proceeding. The provisions of Section 10.3(b) of the Agreement are incorporated herein as part of the arbitration procedures.

                                   EXHIBIT A

                            COMPONENTS OF THE SWITCH

Hardware

         1. Those certain transaction processing engines (TPEs) provided by Pegasus.

         2.      Those certain communication engines (CEs) provided by Pegasus.

         3. That certain communication equipment provided by Pegasus for the purpose of establishing and maintaining electronic data communication links amongst UltraSwitch, HCC, BDT and Participants.

         4.      Those certain communication interface boards used in the CEs.

         5. Those certain items of hardware comprising part of the Switch Test Environment for the Switch.

         6. Those certain items of hardware comprising the Lanyon Terminal interface System.

         7. Those certain items of hardware comprising the Bulk Data Transfer System.

         8.      Those certain items of hardware comprising the TravelWeb
                 System.


Network Components

         1.      An Ethernet network, which includes sub-networks.

         2.      A network management system.


Software

         1. DC/OSx operating system software (including the C programming language) obtained under license from Pyramid Technology Corporation pursuant to a Software Binaries Sublicense Agreement for use in connection with the operation of the TPEs.

         2. Interactive UNIX operating system software obtained under license from the vendor pursuant to self-executing "shrink-wrap" or "box-top" license for use in connection with the operation of the CEs.

         3. Informix data base software obtained under license from the vendor thereof pursuant to a self-executing "shrink-wrap" or "box-top" license for use in conjunction with the UNIX operating system in connection with the operation of the TPEs.

         4. Anasazi Commercial Software (KivaNet) which includes a subset of "primitives" (macro language) for lodging systems and other common-use modules (algorithms and techniques with general applicability to many types of data processing applications) and protocol gateways, either currently in existence or created in conjunction with the performance of this Agreement, all as obtained under license from Anasazi dated December 31, 1990 for use in connection with the Switch.

         5. UltraSwitch software developed by Anasazi and Pegasus exclusively for use in connection with the Switch and acquired by Pegasus pursuant to the Development, License and Funding Agreement dated November 14, 1988, as amended, including all Participant interface processes and all software developed by Anasazi and Pegasus pursuant to the Software Development Agreement dated January 6, 1992, as amended, and additional functionality as developed from time to time.

         6. Those certain items of software comprising the Lanyon Terminal interface System.

         7. SCO UNIX operating system software obtained under license from the vendor pursuant to self-executing "shrink-wrap" or "box-top" license for use in connection with the operation of BDT.

         8. BSDI UNIX operating system software obtained under license from the vendor pursuant to self-executing "shrink-wrap" or "box-top" license for use in connection with the operation of TravelWeb.

         9. Just Logic data base software obtained under license from the vendor thereof pursuant to a self-executing "shrink-wrap" or "box-top" license for use in conjunction with the UNIX operating system in connection with the operation of TravelWeb.

         10. Netscape Netsite Commerce Server web server software obtained under license from the vendor pursuant to self-executing "shrink-wrap" or "box-top" license for use in connection with the operation of TravelWeb.

         11. All manuals, selling materials or other documentation prepared by the licenser or developer of any of the foregoing software describing the software and its performance characteristics and capabilities.

                            Average Switch Downtime


         The following System/Component Recovery Table shall be used to determine the Average Switch Downtime each month referred to in
         Section 5.1 of the Agreement. This Table may be amended from time to time by mutual agreement of THISCO and Anasazi.


         Only the amount of time in excess of the Maximum Time Allocated for the Events included in this table shall be used to calculate the Average Switch Downtime.


                        SYSTEM/COMPONENT RECOVERY TABLE

                                                                                                             Maximum Time
                                  Failure Events Requiring Recovery by Anasazi                                  Allocated
====================================================================================================================================
                                                            General UltraSwitch

         o       TPE Hardware Fallback, Spring Forward or Reboot                                                  45 Min.
         o       Comm Engine Fallback, Spring Forward or Reboot                                                   20 Min.
         o       Comm Engine or TPE Software Install or Problem
                 Requiring Cycle of All Software                                                                  15 Min.
         o       Comm Engine or TPE Software Install or Problem
                 Requiring Cycle of Subset of All Software                                                         5 Min.

                                                            Communications

         o       DSU or Modem Fallback                                                                            15 Min.



                                                                                                             Maximum Time
                                   Commercial Software and Operator Error                                       Allocated
====================================================================================================================================
         o       Anasazi Commercial Software Recovery                                                              0 Min.
         o       Anasazi Computer Operator Error Recovery                                                          0 Min.




                                                                                                             Maximum Time
                 Failure Events Requiring Notification by Anasazi                                               Allocated
====================================================================================================================================
                                           General UltraSwitch

         o       TPE or Comm Engine Hardware Recovery Successful.
                          Vendor to be Notified                                                                   60 Min.
         o       TPE or Comm Engine Hardware Recovery Failed.
                          Vendor to be Notified                                                                   15 Min.
         o       TPE or Comm Engine Recover Software Recoverable on
                 Running System or During Unsuccessful Software Install.
                          THISCO to be Notified                                                                   60 Min.
         o       TPE or Comm Engine Unrecoverable Software Problem on
                 Running System or during an Unsuccessful Software Install.
                          THISCO to be Notified                                                                   15 Min.

                                                   Communications

         o       DSU, Modem, or T-1 Rack (and its global components) Recovery Successful
                          Vendor to be Notified                                                                   60 Min.
         o       DSU, Modem, or T-1 (and its global components) Recovery Failed
                          Vendor to be Notified                                                                   15 Min.
         o       Comm Lane Dial Back Up Successful
                          Vendor to be Notified                                                                   15 Min.
         o       Comm Lane Dial Back Up Unsuccessful
                          Vendor to be Notified                                                                   15 Min.

                                  AMENDMENT TO

                           SOFTWARE LICENSE AGREEMENT


         This Amendment dated as of April 1, 1994 (the "Amendment") to the Software License Agreement dated December 31, 1994 by and between Anasazi Inc., a Delaware corporation ("Anasazi") and The Hotel Industry Switch Company, a Delaware corporation ("THISCO") ("License Agreement").

         The parties hereby amend the License Agreement only to the extent as follows:

1. The parties have mutually terminated the Operations Agreement dated January 4, 1991 in order to enter into a successor Facilities Management Agreement dated the date hereof ("Facilities Management Agreement").

2. The parties hereby update and amend the License Agreement to redefine "Operations Agreement" (the defined term in the License Agreement) to be "that certain Facilities Management Agreement dated as of April 1, 1994 between the parties or any successor agreement which generally provides for operational and other support services provided exclusively by Anasazi to THISCO in respect of the Switch."

3. Except for the foregoing, the meanings of the defined terms in this Amendment are the same as those meanings in the License Agreement, and the License Agreement remains the same.

                                       ANASAZI INC.




                                       By: /s/ [ILLEGIBLE]
                                          -----------------------------

                                       Title:  PRESIDENT
                                             --------------------------



                                       THE HOTEL INDUSTRY SWITCH COMPANY


                                       By: /s/ [ILLEGIBLE]
                                          -----------------------------

                                       Title: PRESIDENT
                                             --------------------------